Exhibit 99.1

Regulus Reports Second Quarter 2015 Financial Results and Recent Highlights

-Advanced ‘Clinical Map Initiative’ with Start of Key Clinical Trials for RG-101 and RG-012-

-Maintained Strong Financial Position Ending Q2 2015 with $139.4 Million in Cash-

LA JOLLA, Calif., August 4, 2015 – Regulus Therapeutics Inc. (NASDAQ:RGLS), a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs, today reported financial results and highlights for the quarter ended June 30, 2015 and provided a summary of recent corporate highlights.

“The second quarter of 2015 and recent period marked an important time of progression for Regulus,” said Paul Grint, M.D., President and CEO of Regulus. “Our pivotal achievements reflect the rapid advancement of our microRNA therapeutics portfolio, most notably with the start of our Phase II study of RG-101 announced today, and our Phase I study of RG-012 in healthy volunteers. Looking ahead, Regulus is poised for a data rich period with read outs expected on RG-101, RG-012 and RG-125 in the second half of the year.”

“We believe that our strong cash position, coupled with continued funding from our strategic alliance partners and collaborators, will support the growth of our company focused on microRNAs,” said David Szekeres, Chief Business Officer and General Counsel of Regulus. “As we continue to execute on our goals, we expect to meet our guidance of ending 2015 with greater than $100.0 million in cash, cash equivalents and short-term investments.”

Second Quarter 2015 and Recent Highlights

•	Initiated Phase II Study of RG-101. Regulus announced today that it has initiated the planned Phase II study evaluating the efficacy of RG-101, a GalNAc-conjugated anti-miR targeting microRNA-122, when given in combination with marketed anti-HCV agents Harvoni®, Olysio®, and Daklinza™ for 28 days. Patient screening has begun and dosing is expected to commence within the near term. The study will be conducted at multiple sites outside the United States. Regulus expects to report interim data from the Phase II study by the end of 2015 and sustained viral response data 12 weeks following conclusion of treatment (SVR12) in the first quarter of 2016.

•

Initiated Phase I Clinical Study of RG-012. Regulus achieved a key ‘Clinical Map Initiative’ goal for 2015 with the initiation of a Phase I clinical study in healthy volunteers to evaluate the safety, tolerability and pharmacokinetics of subcutaneous dosing of RG-012, a single stranded, chemically modified oligonucleotide that binds to and inhibits the function of microRNA-21 (“miR-21”). RG-012 is being developed by Regulus in a strategic alliance with Genzyme, a Sanofi company, for the treatment of Alport syndrome, a life-threatening genetic kidney disease with no approved therapy. Regulus plans to initiate a Phase II proof-of-concept study evaluating the efficacy of RG-012 in Alport syndrome patients in the first half of 2016.

•	AstraZeneca Selected RG-125(AZD4076) for Clinical Development. Regulus achieved a key ‘Clinical Map Initiative’ goal for 2015 and earned a $2.5 million milestone payment with the selection of its third candidate for clinical development, RG-125(AZD4076), a GalNAc-conjugated anti-miR targeting microRNA-103/107 (“miR-103/107”) for the treatment of Non Alcoholic Steatohepatitis (“NASH”) in patients with type 2 diabetes/pre-diabetes. Regulus and AstraZeneca will present preclinical data on RG-125(AZD4076) at the European Association for the Study of Diabetes meeting and expect to initiate a Phase I study of RG-125(AZD4076) by the end of 2015.

•	Advanced Preclinical microRNA Portfolio, Independently and with Strategic Partners. Regulus continued to pursue several undisclosed microRNA targets, mainly for oncology and orphan disease indications. In addition to its internal research efforts, Regulus advanced several programs with its strategic alliance partners, miR-103/107 for the treatment of metabolic diseases (RG-125/AZD4076) with AstraZeneca, and microRNA-221 and miR-21 for hepatocellular carcinoma with Sanofi.

o	In addition, through its collaboration with AstraZeneca, Regulus announced today that the companies have agreed to terminate the program targeting microRNA-19 (“miR-19”) for oncology indications as a collaboration target. AstraZeneca has a contractual right to substitute a new target for miR-19.

•	Identified microRNA Biomarker; Achieved Third Milestone with Biogen. Under the research collaboration with Biogen to identify microRNAs as biomarkers for multiple sclerosis (“MS”), Regulus announced today that the Regulus microMarkersSM division used its technology platform to identify a microRNA biomarker signature that differentiates relapse remitting MS patients from healthy volunteers in several hundred whole blood samples. Regulus microMarkersSM is now analyzing microRNA profiles following treatment.

•	Announced Executive Leadership Changes. Paul Grint, M.D. was appointed President and Chief Executive Officer and a member of Regulus’ Board of Directors following the resignation of Kleanthis G. Xanthopoulos, Ph.D. Neil W. Gibson, Ph.D. remained with the company through June 30, 2015 as President’s Fellow to assist Dr. Grint in assembling a new leadership team.

Second Quarter 2015 Financial Results & Highlights

Regulus reported a net loss of $21.0 million and $35.5 million for the three and six months ended June 30, 2015, compared to a net loss of $12.0 million and $24.7 million for the same periods in 2014. Basic and diluted net loss per share was $0.41 for the three months ended June 30, 2015, compared to basic and diluted net loss per share of $0.28 and $0.29, respectively, for the same period in 2014. Basic and diluted net loss per share was $0.70 for the six months ended June 30, 2015, compared to $0.57 for the same period in 2014.

Regulus recognized revenue of $3.8 million and $8.0 million for the three and six months ended June 30, 2015, respectively, compared to $0.7 million and $2.4 million for the same periods in 2014. Revenue included $2.6 million and $3.2 million for research services under Regulus’ strategic alliances and collaborations for the three and six months ended June 30, 2015, respectively. Revenue for the six months ended June 30, 2015 included a $2.5 million pre-clinical milestone upon AstraZeneca’s selection of RG-125(AZD4076) as a clinical candidate and $0.4 million of other research milestones under Regulus’ collaboration and license agreement with Biogen. Other revenue during these periods consisted primarily of amortization of up-front payments received from Regulus’ strategic alliances and collaborations, which is recognized over the estimated period of performance.

Research and development expenses were $19.2 million and $32.6 million for the three and six months ended June 30, 2015, respectively, compared to $10.8 million and $20.4 million for the same periods in 2014. This increase was primarily driven by clinical trial costs for RG-101, pre-clinical study costs for RG-125 and an increase in salaries and related employee costs, including non-cash stock-based compensation and a non-recurring severance charge associated with the resignation of Regulus’ former chief scientific officer.

General and administrative expenses were $5.8 million and $9.5 million for the three and six months ended June 30, 2015, respectively, compared to $3.0 million and $5.7 million for the same periods in 2014. This increase was primarily driven by an increase in salaries and related employee costs, including non-cash stock-based compensation and a non-recurring severance charge associated with the resignation of Regulus’ former chief executive officer.

Net loss for the six months ended June 30, 2015 and 2014 included non-cash charges recorded from changes in the value of a convertible note payable of $1.8 million and $1.2 million, respectively. Changes in value were primarily driven by changes in Regulus’ stock price during the respective periods.

As of June 30, 2105, Regulus had $139.4 million in cash, cash equivalents and short-term investments and 51,533,416 shares of common stock outstanding.

2015 Financial Guidance

Regulus’ cash guidance remains unchanged and the company expects to end 2015 with greater than $100.0 million in cash, cash equivalents and short-term investments.

Conference Call & Webcast Information

Regulus will host a conference call and webcast at 5:00 p.m. Eastern Daylight Time today to discuss its second quarter 2015 financial results, recent company highlights and its expectations for the remainder of 2015. A live webcast of the call will be available online at www.regulusrx.com. To access the call, please dial (877) 257-8599 (domestic) or (970) 315-0459 (international) and refer to conference ID 94645440. To access the telephone replay of the call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 94645440. The webcast and telephone replay will be archived on the company’s website following the call.

About Regulus

Regulus Therapeutics Inc. (NASDAQ:RGLS) is a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a well-balanced microRNA therapeutics pipeline complemented by a maturing microMarkersSM biomarkers platform and a rich intellectual property estate to retain its leadership in the microRNA field. Under its ‘Clinical Map Initiative’, Regulus is developing RG-101, a GalNAc-conjugated anti-miR targeting microRNA-122 for the treatment of chronic hepatitis C virus infection, and RG-012, an anti-miR targeting microRNA-21 for the treatment of Alport syndrome, a life-threatening kidney disease driven by genetic mutations with no approved therapy. In addition, RG-125, a GalNAc-conjugated anti-miR targeting microRNA-103/107 for the treatment of NASH in patients with type 2 diabetes/pre-diabetes, has been selected for clinical development. Regulus is also advancing several programs toward clinical development in orphan disease indications, oncology and fibrosis. Regulus’ commitment to innovation has resulted in multiple peer-reviewed publications in notable scientific journals and has resulted in the formation of strategic alliances with AstraZeneca and Sanofi and a research collaboration with Biogen focused on microRNA biomarkers. Regulus maintains its corporate headquarters in La Jolla, CA. For more information, please visit http://www.regulusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with financial estimates (including Regulus’ projected cash at the end of 2015), the projected sufficiency of Regulus’ capital position for future periods, the expected ability of Regulus to undertake certain activities and accomplish certain goals (including with respect to development and other activities related to RG-101, RG-012 and RG-125), the projected timeline of clinical development activities, and expectations regarding future therapeutic and commercial potential of Regulus’ business plans (including Regulus’ expected future activities in 2015), technologies and intellectual property related to microRNA therapeutics and biomarkers being discovered and developed by Regulus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Regulus’ financial position and programs are described in additional detail in Regulus filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(Unaudited)
Revenues:
Revenue under strategic alliances	$3,834	$736	$8,034	$2,367
Operating expenses:
Research and development	19,201	10,795	32,628	20,399
General and administrative	5,814	2,954	9,458	5,686

Total operating expenses	25,015	13,749	42,086	26,085

Loss from operations	(21,181)	(13,013)	(34,052)	(23,718)
Other income (expense), net	144	1,040	(1,476)	(995)

Loss before income taxes	(21,037)	(11,973)	(35,528)	(24,713)
Income tax benefit (expense)	2	—	6	(1)

Net loss	$(21,035)	$(11,973)	$(35,522)	$(24,714)

Net loss per share:
Basic	$(0.41)	$(0.28)	$(0.70)	$(0.57)

Diluted	$(0.41)	$(0.29)	$(0.70)	$(0.57)

Weighted average shares used to compute net loss per share:
Basic	51,073,488	43,362,483	50,575,096	43,028,198

Diluted	51,073,488	44,799,536	50,575,096	43,028,198

Regulus Therapeutics Inc.

Condensed Balance Sheets

(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Cash, cash equivalents and short-term investments	$139,368	$159,743
Other current assets	4,721	5,208
Non-current assets	6,176	6,529

Total assets	$150,265	$171,480

Liabilities and stockholders’ equity
Current liabilities	$11,515	$8,698
Total deferred revenue	5,319	6,349
Convertible notes payable, at fair value	—	23,397
Other long-term liabilities	804	1,022
Stockholders’ equity	132,627	132,014

Total liabilities and stockholders’ equity	$150,265	$171,480

Harvoni® is a registered trademark of Gilead Sciences, Inc., Olysio® is a registered trademark of Janssen Therapeutics and Daklinza™ is a trademark of Bristol-Meyers Squibb.

Investor Relations Contact:

Amy Conrad

Senior Director, Investor Relations and Corporate Communications

Regulus Therapeutics Inc.

858-202-6321

aconrad@regulusrx.com

Media Contact:

Liz Bryan

Spectrum Science

lbryan@spectrumscience.com

202-955-6222 x2526